Exhibit 99.1

For Immediate Release	Media Contact:	Investor Contact:
July 22, 2009	Erin Emlock	Patrick Flanigan
	(617) 768-6923	(617) 768-6563

Genzyme Delivers Solid Second-Quarter Financial Results

Provides Updated 2009 Guidance

Reports Progress at Allston Manufacturing Facility

CAMBRIDGE, Mass. — Genzyme Corp. (NASDAQ: GENZ) today reported that second-quarter revenue rose to $1.23 billion, compared with $1.17 billion in the same period a year ago, an increase of 5 percent.  Including the $66 million impact of unfavorable currency exchange rates, revenue grew 11 percent in the second quarter.  Results reflect $13 million in lost revenue due to the interruption of Cerezyme® (imiglucerase for injection) shipments associated with the temporary shutdown of the company’s Allston manufacturing facility last month.

Second-quarter growth was driven by the reacceleration of Myozyme® (alglucosidase alfa) sales in Europe; strong U.S. launches of Synvisc-One™ (hylan G-F 20) and Mozobil® (plerixafor injection); new revenue from oncology products acquired from Bayer Healthcare; increased sales of Fabrazyme® (agalsidase beta); and double-digit growth in the company’s genetic testing business.

GAAP net income rose to $192.2 million, or $0.70 per diluted share, compared with $69.6 million, or $0.25 per diluted share, in the second quarter of 2008.  GAAP and non-GAAP net income in this year’s second quarter reflect the $15.7 million cost of remediation associated with the temporary shutdown of the Allston plant and the $6.6 million impact of the fair value step-up of inventory acquired from Bayer Healthcare.  GAAP net income in last year’s second quarter reflects a $175 million licensing fee associated with mipomersen.

Non-GAAP net income grew to $232.5 million, or $0.85 per diluted share, compared with $107.0 million, or $0.38 per diluted share, in the same period last year.  Non-GAAP net income excludes stock compensation and certain items associated with the purchase accounting for the Bayer business acquisition.

Genzyme generated approximately $281 million in cash during the second quarter, predominantly from operations.  The company used approximately $157 million primarily for investments in manufacturing.

“Results for the second quarter showed the strength of our diversified business, with many newer products, such as Synvisc-One, contributing to our growth,” said Henri A. Termeer, Genzyme’s chairman and chief executive officer.  “We are working through the Allston manufacturing interruption in a constructive way.  At the same time, we are continuing to build the company for the future, making progress in our late-stage pipeline and bringing new products to patients.”

Allston Progress and Updated 2009 Guidance

Genzyme last month announced that it had detected a virus that impairs cell growth in a bioreactor used for Cerezyme production at its Allston facility.  The company decided to temporarily interrupt production at the plant — which was manufacturing Cerezyme, Fabrazyme and Myozyme — to sanitize the facility.

Genzyme has now completed the sanitization and is on-track to resume production at Allston this month.  When manufacturing resumes, Allston will be fully dedicated to the production of Cerezyme and Fabrazyme.  All Myozyme/Lumizyme™ (alglucosidase alfa) production will occur at the company’s 4000 L scale facility in Belgium.  Genzyme has already taken the initial steps in the cell culture process necessary for the re-start of production of Cerezyme and Fabrazyme at Allston.  The first release of both products is expected before the end of this year.

Cerezyme and Fabrazyme inventories are not sufficient to avoid shortages during the period of suspended production and recovery.  Genzyme is working closely with treating physicians, other health care providers, patient communities and regulatory officials worldwide to support patients with Gaucher and Fabry disease during the temporary period of supply constraint.  Treatment guidelines developed by expert physicians, patient group leaders and regulators are being implemented globally to help support doctors and patients in their decisions about product usage during this period, with the goal of conserving supply for the most vulnerable patients.

Genzyme is adjusting its 2009 financial guidance based on the estimated impact of the temporary Allston shutdown and revised assumptions about the timing of the expected availability of Lumizyme in the United States.

•      Cerezyme revenue guidance is being adjusted to $750 million — $1 billion from $1.250 billion — $1.275 billion.  The lower end of the guidance range reflects a scenario in which Genzyme would not be able to release any of the remaining work-in-process Cerezyme material that was unfinished when the plant was shut down; the higher end reflects a scenario in which the company is able to finish and release a significant portion of this material.  Genzyme has decided to discard the material from the end of the affected production run.  The company is conducting additional testing of the remaining material and continuing its discussions with regulatory authorities to determine whether the material may be finished and released, and if so, what portion of the material.

•      Fabrazyme revenue guidance is being adjusted to $510 million — $520 million from $560 million — $570 million to reflect product supply constraints due to the temporary halt in production at Allston.

•      Myozyme revenue guidance is being adjusted to $330 million — $340 million from $370 million — $380 million.  To provide more capacity in its Allston plant for Cerezyme and Fabrazyme, Genzyme has transitioned all Myozyme/Lumizyme production to its 4000 L Belgium facility, and is no longer manufacturing the product at the 2000 L scale.  FDA approval of the 4000 L process, which is now anticipated in the first quarter of 2010, will be necessary to expand supply and support an increase in U.S. sales.  Genzyme will begin to transition U.S. patients in the Myozyme Temporary Access Program from the product produced at the 2000 L scale to that produced at the 4000 L scale and will be providing 4000 L data to the FDA to support this transition.  The PDUFA date for Lumizyme (the 2000 L product) is November 14.  Upon approval, Genzyme will submit a supplemental BLA for the 4000 L process.  Genzyme anticipates a four-month FDA review of the sBLA, and if the FDA acts by the PDUFA date, a potential approval by the end of March 2010.

•      Genzyme’s gross margin guidance is being adjusted to a range of 72 — 73 percent of revenue from 75 percent.

•      Total 2009 revenue guidance is being adjusted to $4.6 billion — $5 billion from $5.15 billion — $5.35 billion.

•      GAAP EPS guidance is being adjusted to a range of $1.74 — $2.29 per diluted share from $3.02 per diluted share and non-GAAP EPS guidance is being adjusted to a range of $2.35 — $2.90 per diluted share from $3.52 per diluted share.  Non-GAAP EPS excludes the impact of stock compensation expenses and acquisition-related items.

Second-Quarter Results

Within the Genetic Disease segment, Myozyme revenue grew to $79.3 million, compared with $67.4 million in the first quarter of this year.  This reflects the re-acceleration of European sales following the February E.U. approval of production at the 4000 L scale, which expanded supply.  Second quarter sales of Myozyme were $77.2 million.

Genzyme has begun preparations to add a third 4000 L bioreactor to its Belgium facility to support the product’s growth over the longer-term.  The company anticipates this bioreactor will be approved for commercial production in mid-2011.

Cerezyme revenue was $298.1 million, compared with $319.4 million in the same period last year.  Revenue reflects both the impact of the temporary Allston shutdown as well as unfavorable currency exchange rates.

Genzyme is preparing to begin enrollment in two global, multi-center, phase 3 trials of Genz-112638, a potential new oral therapy for Gaucher disease type 1.  The first, a randomized, double-blind, placebo-controlled study, will include untreated Gaucher disease patients.  It is expected to enroll 36 patients who will be treated for 9 months.  The second trial will be a randomized conversion study involving patients who have previously received Cerezyme, with an anticipated enrollment of approximately 96 patients and a 9-month treatment period.  Genzyme is seeking to accelerate the regulatory process for this product globally in order to speed its approval.

Sales of Fabrazyme grew 6 percent, rising to $134.3 million from $126.6 million during the same period last year.  Including the $8.2 million impact of unfavorable currency exchange rates, revenue grew 13 percent.  Sales of Aldurazyme® (laronidase) were $39.2 million, compared with $38.8 million in the second quarter of 2008.

Construction continues on an additional manufacturing facility for Cerezyme and Fabrazyme in Framingham, Mass.  The plant is expected to be mechanically complete by the end of this year, and FDA approval for commercial production is anticipated in mid-2011.  This plant, which will include four 2000 L bioreactors, will provide substantial additional capacity to support the growth of the two products.  Genzyme has already hired approximately 100 people associated with the start-up of this facility.

Within the Biosurgery segment, sales of Synvisc® (hylan G-F 20) increased 16 percent to $82.4 million, from $70.9 million in last year’s second quarter.  This strong growth is being driven by the successful U.S. launch of Synvisc-One, which is exceeding expectations.  The product was launched in March and already represents more than half of all U.S. Synvisc business.  Synvisc-One is the only single-injection viscosupplement approved for the treatment of osteoarthritis knee pain in the United States.  By reducing the burden and cost of multiple injections, Synvsic-

One is expanding the market for viscosupplementation products and extending the benefits of this therapeutic approach to a broader set of patients.

Within the Cardiometabolic and Renal segment, sales of Genzyme’s sevelamer therapies, Renvela® (sevelamer carbonate) and Renagel® (sevelamer hydrochloride), were $175.4 million in the second quarter, compared with $168.6 million in the same period last year.

Genzyme has begun the launch of Renvela in Europe, following the product’s approval there last month.  The approval includes patients not on dialysis with serum phosphorus levels >1.78 mmol/L (5.5 mg/dL), and covers both the tablet and the powder formulations.  Genzyme launched Renvela tablets in the U.S. for dialysis patients last year, and the company expects FDA approval of the powder formulation for that indication this quarter.

Sales of Thyrogen® (thyrotropin alfa for injection) remained strong, increasing 9 percent to $42.9 million from $39.4 million, with growth driven by increased utilization of the treatment in thyroid remnant ablation procedures.

Revenue from the company’s Hematologic Oncology segment approximately doubled in the second quarter to $55.9 million, from $28.3 million in the same period last year.  This was driven by new revenue from Leukine® (sargramostim) and Fludara® (fludarabine), following the closing of the Bayer transaction at the end of May.  These products are enabling Genzyme to leverage and expand its existing oncology infrastructure to support a comprehensive portfolio of products for leukemia, bone marrow transplant and post-transplant complications.  This increased commercial presence will extend Genzyme’s reach into new markets and is expected to help accelerate the adoption of Clolar® (clofarabine) and Mozobil.

Second-quarter growth in this segment was also driven by the continued strong U.S. launch of Mozobil, which is being broadly adopted by transplant centers across the full continuum of stem cell mobilization, including the first-line setting.  Mozobil sales for the first half of 2009 are tracking to the company’s guidance of $40 — $50 million for the year.  In May the European Medicines Agency’s Committee for Human Medicinal Products adopted a positive opinion on the marketing authorization application for Mozobil, and a final decision from the European Commission is expected this quarter.  More than 1,000 patients in Europe have already been treated with Mozobil through a compassionate use program.

Other revenue grew 9 percent to $217.1 million from $199.8 million.  This segment includes the company’s Transplant, Genetics and Diagnostics businesses.  Genetics revenue increased 19 percent to $93.8 million from $78.5 million, driven by solid growth in reproductive and oncology testing services.  Within the Transplant business, sales of Thymoglobulin® (anti-thymocyte globulin, rabbit) were $53.6 million, a 19 percent increase over $45.2 million in the same period last year.  Construction is nearly complete on a new Thymoglobulin manufacturing facility in Lyon, France, which is intended to meet the anticipated long-term demand for the product, both for its current use and potential new indications.

Operating Expenses

Genzyme’s non-GAAP operating expenses (which include non-GAAP SG&A, R&D, and amortization) in the second quarter were $571 million, compared with $737 million (including the $175 million mipomersen licensing fee) in the second quarter of 2008.

Development Programs

Genzyme’s pipeline includes several major late-stage programs with the potential to drive the company’s long-term growth:

•      Genzyme’s sNDA seeking approval of Clolar as a first-line therapy for adult acute myeloid leukemia is scheduled to be discussed at the September Oncologic Drugs Advisory Committee meeting, with FDA action expected this year.

•      Genzyme is making excellent progress in its development program for alemtuzumab, which has the potential to become a new standard of care in the treatment of multiple sclerosis.  Enrollment in the second of two phase 3 studies is progressing ahead of schedule due to strong physician and patient interest, and is now expected to be complete this quarter.  Results from both phase 3 studies are expected in 2011, and U.S. approval is anticipated in 2012.

•      Genzyme has completed enrollment in a pivotal trial of an advanced phosphate binder (APB) for patients with renal disease, and results are expected in the first quarter of next year.  The APB is designed to more effectively bind phosphate for a substantial improvement in potency while maintaining all the benefits of sevelamer.  The company anticipates that the APB would be approved by the time the core patent estate for sevelamer expires in 2014.

•      Genzyme and Isis Pharmaceuticals Inc. reported that the first phase 3 study of mipomersen, in patients with homozygous familial hypercholesterolemia (FH), met its primary endpoint.  Data from this study will form the basis of Genzyme’s initial regulatory filing for marketing approval, which is anticipated in the second half of 2010.     Enrollment was completed in the second phase 3 study of mipomersen, in patients with heterozygous FH, and results are anticipated in the first half of next year.

•      Genzyme and PTC Therapeutics Inc. are collaborating on ataluren, a novel oral therapy for the treatment of genetic disorders due to nonsense mutations.   A pivotal phase 2b trial of ataluren in Duchenne muscular dystrophy is fully enrolled and results are anticipated in the first half of next year.  A phase 3 trial in cystic fibrosis is expected to begin this quarter.

•      Genzyme and Osiris Therapeutics Inc. are in a collaboration to commercialize the adult stem cell treatment Prochymal™.  Enrollment has been completed in the two phase 3 studies of Prochymal in graft vs. host disease and data are expected this quarter.

About Genzyme

One of the world’s leading biotechnology companies, Genzyme is dedicated to making a major positive impact on the lives of people with serious diseases.  Since 1981, the company has grown from a small start-up to a diversified enterprise with more than 11,000 employees in locations spanning the globe and 2008 revenues of $4.6 billion.

With many established products and services helping patients in approximately 100 countries, Genzyme is a leader in the effort to develop and apply the most advanced technologies in the life sciences.  The company’s products and services are focused on rare inherited disorders, kidney disease, orthopaedics, cancer, transplant and immune disease, and diagnostic testing.  Genzyme’s commitment to innovation continues today with a substantial development program focused on these fields, as well as cardiovascular disease, neurodegenerative diseases, and other areas of unmet medical need.

Conference Call Information

Genzyme will host a conference call today at 11:00 a.m. Eastern.   To participate in the call, please dial 773-799-3828 and refer to pass code “Genzyme.”  A replay of this call will be available by dialing 203-369-1321.  This call will also be Webcast live on the investor events section of www.genzyme.com.  Replays of the call and the Webcast will be available until midnight on July 29, 2009.

Upcoming Events

Genzyme will host a conference call on October 21 at 11:00 a.m. Eastern to discuss financial results for the third quarter of 2009.  To participate in the call, please dial 773-799-3828 and refer to pass code “Genzyme.”  A replay of this call will be available by dialing 203-369-0172.  This call will also be Webcast live on the investor events section of www.genzyme.com.  Replays of the call and the Webcast will be available until midnight on October 28, 2009.

This press release contains forward-looking statements regarding Genzyme’s financial outlook and business plans and strategies, including without limitation: its projected 2009 revenues for the company and for Cerezyme, Fabrazyme and Myozyme; its YE 2009 EPS guidance; its projected 2009 non-GAAP gross margin; its expectations regarding resumption of production at its Allston facility and the timing of producing new Cerezyme and Fabrazyme; its regulatory plans and expectations for approval of alglucosidase alfa produced using the 4000L scale process in the U.S., and the timing thereof; its plans to increase manufacturing capacity for Myozyme, Cerezyme and Fabrazyme and the timing thereof; its expectations regarding approval of a powder formulation of Renvela in the U.S.; its expectations for its Hematologic Oncology business, including adoption rates for Clolar and Mozobil and regulatory action on marketing applications for Mozobil in Europe and Clolar for adult AML patients in the U.S.; its expectations regarding the timing of receipt of clinical data and U.S. approval for alemtuzumab for MS; and its plans and estimated timetables for new and next-generation product clinical trials, filings or approvals, including for mipomersen, Genz-112638, Prochymal, ataluren, and APB. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those forecasted. These risks and uncertainties include, among others: that Genzyme is unable to resume normal production of Fabrazyme and Cerezyme in Allston by the end of July due to concerns from regulatory authorities regarding production at the facility, mechanical failures, additional contamination or any other reason; that the FDA and/or EMEA does not allow Genzyme to finish and release Cerezyme materials in progress at the time of the temporary shut-down; Genzyme’s ability to obtain and maintain regulatory approvals for products and manufacturing facilities, including for alglucosidase alfa produced at the 2000L and 4000L scales and for new manufacturing capacity, and the timing of receipt of such approvals; that Genzyme is unable to file for U.S. approval for the 4000L product within the expected timeframe due to a failure to obtain FDA agreement as to strategy or any other reason; the ability of Genzyme and its collaboration partners to successfully complete preclinical and clinical development of new products, including mipomersen, Prochymal, Genz-112638, and ataluren; Genzyme’s ability to expand the use of current and next-generation products in existing and new indications, including Renvela, Synvisc-ONE, Mozobil, Clolar, alemtuzumab-MS and the APB; Genzyme’s ability to manufacture products and product candidates in a timely and cost effective manner and in sufficient quantities to meet demand; Genzyme’s ability to successfully integrate the products and development program acquired from Bayer; Genzyme’s ability to maintain and enforce its intellectual property rights; Genzyme’s ability to successfully identify and market to new patients; the availability and extent of reimbursement from third party payers; and the risks and uncertainties described in Genzyme’s SEC reports filed under the Securities Exchange Act of 1934, including the factors discussed under the caption “Risk Factors” in Genzyme’s Quarterly Report on Form 10-Q for the period ended March 31, 2009. Genzyme cautions investors not to place substantial reliance on the forward-looking statements contained in this press release. These statements speak only as of today’s date and Genzyme undertakes no obligation to update or revise the statements.

Genzyme®, Cerezyme®, Myozyme®, Mozobil®, Fabrazyme®, Aldurazyme®, Synvisc®, Renvela®, Renagel®, Thyrogen®, Clolar® and Thymoglobulin® are registered trademarks and Synvisc-One™ and Lumizyme™ are trademarks of Genzyme Corporation or its subsidiaries.  Fludara® and Leukine® are registered trademarks licensed to Genzyme Corporation.  Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC.  Prochymal™ is a trademark of Osiris Therapeutics Inc.  All rights reserved.

Genzyme’s press releases and other company information are available at www.genzyme.com and by calling Genzyme’s investor information line at 1-800-905-4369 within the United States or 1-678-999-4572 outside the United States.

#     #     #

GENZYME CORPORATION (GENZ)

Consolidated Statements of Operations

(Unaudited, amounts in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Total revenues	$1,228,510	$1,171,134	$2,377,381	$2,271,195

Operating costs and expenses:
Cost of products and services sold	342,148	300,330	637,960	572,643
Selling, general and administrative	354,128	347,305	672,089	665,691
Research and development	210,522	381,861	417,447	644,658
Amortization of intangibles	63,945	55,605	121,543	111,263
Contingent consideration expense	9,090	—	9,090	—
Total operating costs and expenses	979,833	1,085,101	1,858,129	1,994,255
Operating income	248,677	86,033	519,252	276,940

Other income (expenses):
Gain (loss) on investments in equity securities, net	(105)	9,153	(681)	9,928
Gain on acquisition of business	20,975	—	20,975	—
Other	(2,056)	582	(3,035)	1,073
Investment income	4,144	13,352	9,494	28,222
Interest expense	—	(1,149)	—	(2,804)
Total other income (expenses)	22,958	21,938	26,753	36,419
Income before income taxes	271,635	107,971	546,005	313,359
Provision for income taxes	(79,402)	(38,407)	(158,286)	(98,524)
Net income	$192,233	$69,564	$387,719	$214,835

Net income per share:
Basic	$0.71	$0.26	$1.43	$0.80

Diluted (1)	$0.70	$0.25	$1.40	$0.77

Weighted average shares outstanding:
Basic	269,958	266,904	270,406	267,127

Diluted (1)	274,852	284,262	276,225	285,028

All amounts herein are presented in accordance with GAAP and are provided for quantitative analysis only and should be read in conjunction with the text of the Earnings Release.  In addition, we believe that certain Non-GAAP financial measures, when considered together with the GAAP figures, can enhance the overall understanding of the company’s past financial performance and its prospects for the future.  Please refer to our GAAP to Non-GAAP Reconciliations attached to the Earnings Releases for the above respective periods, which are filed as 8-K’s with the Securities and Exchange Commission at www.sec.gov.  The Non-GAAP financial measures are provided with the intent of providing investors with a more complete understanding of the trends underlying our operating results and financial position and are among the primary indicators management uses for planning and forecasting purposes and measuring the company’s performance.

Please refer to our Form 10-Q’s and Form 10-K’s for an in-depth discussion and analysis of our results of operations and financial position and for detailed information regarding specific material transactions in a particular period.

(1)          Prior to January 1, 2009, in accordance with EITF 04-8, the shares issuable upon conversion of our $690.0 million in principal of 1.25% convertible senior notes were included in diluted weighted average shares outstanding for purposes of computing diluted earnings per share, unless the effect was anti-dilutive.  Accordingly, interest and debt fees related to these notes of $1.9 million, net of tax, for the three months ended June 30, 2008, and $3.8 million, net of tax, for the six months ended June 30, 2008 have been added back to net income, and approximately 9.7 million shares issuable upon conversion of these notes, prior to redemption, have been included in diluted weighted average shares outstanding.  There are no similar adjustments to the computation of diluted earnings per share for the three and six months ended June 30, 2009, because the notes were redeemed, primarily for cash, on December 1, 2008.

GENZYME CORPORATION (GENZ)

Condensed Consolidated Balance Sheets

(Unaudited, amounts in thousands)

	June 30,	December 31,
	2009	2008
Cash and all marketable securities	$1,049,383	$973,691
Other current assets	2,135,253	1,886,522
Property, plant and equipment, net	2,550,269	2,306,567
Intangibles, net	3,837,013	3,055,772
Other noncurrent assets	529,413	448,724
Total assets	$10,101,331	$8,671,276

Current liabilities	$1,117,587	$914,283
Noncurrent liabilities	1,198,616	451,000
Stockholders’ equity	7,785,128	7,305,993
Total liabilities and stockholders’ equity	$10,101,331	$8,671,276

Genzyme Corporation (GENZ)

Analyst Schedule

(Unaudited, amounts in thousands, except percentage amounts)

						Q2-09
						vs.
						Q2-08
	Q2-08	Q3-08	Q4-08	Q1-09	Q2-09	% B/(W)	FY 2007	FY 2008	YTD 06/30/09
Total revenues:
Genetic Diseases
Cerezyme	$319,360	$309,280	$306,034	$295,970	$298,087	(7)%	$1,133,153	$1,238,977	$594,057
Fabrazyme	126,608	125,619	125,558	122,201	134,302	6%	424,284	494,260	256,503
Myozyme	77,222	76,663	74,967	67,392	79,273	3%	200,728	296,176	146,665
Aldurazyme	38,834	38,236	37,579	36,837	39,190	1%	—	151,664	76,027
Other Genetic Diseases	10,437	11,367	14,039	14,650	17,301	66%	8,314	45,615	31,951
Total Genetic Diseases product and service revenue	572,461	561,165	558,177	537,050	568,153	(1)%	1,766,479	2,226,692	1,105,203
R&D Revenue	—	—	—	—	—		1,059	—	—
Total Genetic Diseases	572,461	561,165	558,177	537,050	568,153	(1)%	1,767,538	2,226,692	1,105,203

Cardiometabolic and Renal
Renagel and Renvela (including Sevelamer)	168,567	170,992	169,476	170,599	175,398	4%	602,670	677,729	345,997
Hectorol	30,852	33,825	34,400	33,030	28,981	(6)%	115,708	128,153	62,011
Subtotal	199,419	204,817	203,876	203,629	204,379	2%	718,378	805,882	408,008
Thyrogen	39,448	38,153	37,062	38,826	42,860	9%	113,587	148,448	81,686
Other Cardiometabolic and Renal	333	573	496	494	753	126%	103	1,653	1,247
Total Cardiometabolic and Renal product and service revenue	239,200	243,543	241,434	242,949	247,992	4%	832,068	955,983	490,941
R&D revenue	85	56	27	13	8	(91)%	1,200	200	21
Total Cardiometabolic and Renal	239,285	243,599	241,461	242,962	248,000	4%	833,268	956,183	490,962

Biosurgery
Synvisc	70,927	67,513	68,512	63,171	82,417	16%	242,319	263,094	145,588
Sepra products	34,780	33,001	35,278	34,304	36,038	4%	104,318	133,663	70,342
Other Biosurgery	24,690	21,787	20,908	21,485	20,002	(19)%	74,673	91,698	41,487
Total Biosurgery product and service revenue	130,397	122,301	124,698	118,960	138,457	6%	421,310	488,455	257,417
R&D revenue	818	661	563	562	870	6%	5,337	2,645	1,432
Total Biosurgery	131,215	122,962	125,261	119,522	139,327	6%	426,647	491,100	258,849

Hematologic Oncology
Total Hematologic Oncology product and service revenue	26,443	26,328	27,437	34,423	55,078	108%	69,927	102,899	89,501
R&D revenue	1,903	2,292	9,055	1,484	852	(55)%	7,006	14,439	2,336
Total Hematologic Oncology	28,346	28,620	36,492	35,907	55,930	97%	76,933	117,338	91,837

Other
Genetic/Diagnostics product and service revenue	116,863	121,163	124,840	129,194	132,955	14%	410,917	477,614	262,149
Transplant product and service revenue	47,763	47,784	50,723	52,666	56,060	17%	174,826	192,200	108,726
Other product and service revenue	29,296	28,598	30,252	23,501	22,423	(23)%	108,577	119,155	45,924
Total Other product and service revenue	193,922	197,545	205,815	205,361	211,438	9%	694,320	788,969	416,799
R&D revenue	5,905	6,393	6,354	8,069	5,662	(4)%	14,813	24,757	13,731
Total Other	199,827	203,938	212,169	213,430	217,100	9%	709,133	813,726	430,530

Total revenues	$1,171,134	$1,160,284	$1,173,560	$1,148,871	$1,228,510	5%	$3,813,519	$4,605,039	$2,377,381

All amounts herein are presented in accordance with GAAP and are provided for quantitative analysis only and should be read in conjunction with the text of the Earnings Release and our audited financial statements filed with the Securities and Exchange Commission.  Please refer to our Form 10-Q’s and Form 10-K’s for an in-depth discussion and analysis of our results of operations and financial position and for detailed information regarding specific material transactions in a particular period.

GENZYME CORPORATION

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS AND CASH GENERATED

For the Three Months Ended June 30, 2009

(Amounts in thousands, except percentage and per share data)

			Bayer Acquisition Related					OTHER DISCRETE ITEMS
			Contingent	Gain on				(included in GAAP and Non-GAAP results)
	GAAP		Consideration	Acquisition	FAS 123R			Allston	Inventory
	As Reported		Expense	of Business	Expense	NON-GAAP (1)		Remediation	Fair Value Step-up
Income Statement Classification:

Total revenues		$1,228,510					$1,228,510

Cost of products and services sold		$(342,148)			$7,570		$(334,578)	$14,197	$6,639
Gross margin	72%	$886,362	$—	$—	$7,570	73%	$893,932	$14,197	$6,639

Selling, general and administrative		$(354,128)			$37,817		$(316,311)

Research and development		$(210,522)			$19,780		$(190,742)

Amortization of intangibles		$(63,945)					$(63,945)

Contingent consideration expense		$(9,090)	$9,090				$—

Gains (losses) on investments in equity securities		$(105)					$(105)

Gain on acquisition of business		$20,975		$(20,975)			$—

Other		$(2,056)					$(2,056)	$1,484

Investment income		$4,144					$4,144

Summary:

Income (loss) before income taxes		$271,635	$9,090	$(20,975)	$65,167		$324,917	$15,681	$6,639

(Provision for) benefit from income taxes	29.23%	$(79,402)	$(2,463)	$5,683	$(16,198)	28.43%	$(92,380)	$(5,665)	$(1,298)

Net income (loss)		$192,233	$6,627	$(15,292)	$48,969		$232,537	$10,016	$5,341

Net income (loss) per share:
Basic		$0.71	$0.02	$(0.06)	$0.18		$0.86	$0.04	$0.02

Diluted		$0.70	$0.02	$(0.06)	$0.18		$0.85	$0.04	$0.02

Weighted average shares outstanding:
Basic		269,958	269,958	269,958	269,958		269,958	269,958	269,958

Diluted		274,852	274,852	274,852	274,852		274,852	274,852	274,852

Non-GAAP Net Income		$232,537

Depreciation, net of tax		29,144

Proceeds from the issuance of common stock		18,982

Non-GAAP Cash Generated		$280,663

Notes:

(1) Represents the Non-GAAP results of operations for Genzyme Corporation for the three months ended June 30, 2009.  We believe that certain Non-GAAP financial measures, when considered together with the GAAP figures, can enhance the overall understanding of the company’s past financial performance and its prospects for the future.  The Non-GAAP financial measures are included with the intent of providing investors with a more complete understanding of the trends underlying our operating results and financial position and are among the primary indicators management uses for planning and forecasting purposes and measuring the company’s performance.  Such Non-GAAP financial measures should not be considered in isolation or used as a substitute for GAAP.  Earnings per share are calculated as net income (loss) divided by weighted average shares outstanding.  Therefore, earnings per share may not add across due to rounding.

GENZYME 2009 GUIDANCE - NON-GAAP REVISED TO REFLECT ALLSTON MANUFACTURING PLANT INTERRUPTION

	7.22.09 Guidance		5.6.09 Guidance
DESCRIPTION	Ranges		Ranges
Genetic Diseases	$1,815	$2,100	$2,405	$2,465

Cardiometabolic and Renal	1,035	1,065	1,035	1,065

Biosurgery	540	570	540	570

Hematologic Oncology	370	395	370	395

Other	835	890	835	890
TOTAL REVENUE	$4,600	$5,000	$5,150	$5,350

*GROSS MARGIN	72%	73%	approx.	75%

*SG&A	28%	27%	approx.	26%
*R&D	18%	17%	approx.	16%
Amortization	approx.	(275)	approx.	(275)
Net Interest / Other	approx.	30	approx.	30

TAX RATE - GAAP	31%	30%	approx.	30%
*TAX RATE - NON-GAAP	30%	29%	approx.	29%

GAAP EPS	1.74	2.29	approx.	3.02
FAS141R ACQUISITION RELATED:
- Contingent Consideration Expense	0.17	0.17	approx.	0.00
- (Gain)/Loss on Acquisition of a Business	(0.06)	(0.06)	approx.	0.00
FAS123R - Stock Compensation	0.50	0.50	approx.	0.50
*NON-GAAP EPS	$2.35	$2.90		$3.52

WTD AVERAGE DILUTED SHARES O/S	280	282	280	282

CAPITAL EXPENDITURES	$600	$650	$600	$650

This financial guidance, which is provided as part of a press release dated July 22, 2009, is subject to all of the qualifications and limitations described therein.  Actual results may differ from these forward-looking statements due to the numerous factors described in the press release.

*Non-GAAP excludes the impact of significant acquisition related and FAS123R expenses.

	7.22.09 Ranges		5.6.09 Ranges
SELECT PRODUCT GUIDANCE:
Cerezyme	$750	$1,000	$1,250	$1,275
Fabrazyme	510	520	560	570
Myozyme	330	340	370	380
Mozobil	40	50	40	50
Renagel/Renvela	725	735	725	735